Exhibit 99.1

Vivani Medical Provides Business Update and Reports Third Quarter 2025 Financial Results

Company plans to initiate Phase 1 clinical study of semaglutide implant for chronic weight management in the first half of 2026 and parallel investments in studies to enable rapid initiation of Phase 2 dose-ranging study, pending Phase 1 results and regulatory feedback

3Q 2025 private placement, together with October financings, generated approximately $25.7M in cash and cash commitments to support accelerated development of NPM-139 while securing financial position into 2027

ALAMEDA, Calif., Nov. 13, 2025 (GLOBE NEWSWIRE) – Vivani Medical, Inc. (Nasdaq: VANI) (“Vivani” or the “Company”), a biopharmaceutical company developing miniaturized, ultra long-acting drug implants, today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

Vivani Chief Executive Officer Adam Mendelsohn, Ph.D., stated, “Vivani achieved significant progress during the third quarter of 2025 including the successful completion of LIBERATE-1, marking the first clinical application of the Company’s proprietary platform technology, NanoPortal™. This study paves the way for continued development of our growing pipeline of ultra long-acting miniature drug implants, including NPM-139 and NPM-133, our semaglutide-based implants in development for chronic weight management and treatment of type 2 diabetes, respectively. Our initial focus is on the Phase 1 study, which we anticipate will generate clinical data supporting both semaglutide development programs.”

Dr. Mendelsohn added, “Vivani remains the only company developing ultra long-acting miniature GLP-1 implants designed for once- or twice-yearly dosing. Our NanoPortal drug delivery platform is uniquely differentiated from a competitive landscape that includes over 50 injectable and oral candidates in development for chronic weight management by offering both infrequent administration and peace of mind that, if necessary, treatment can be discontinued at any time. NanoPortal GLP-1 implants promise to address two of the main challenges in obesity treatment today that contribute to suboptimal patient outcomes: poor medication adherence and poor tolerability. We are excited to be positioned to initiate clinical development of the semaglutide implant program in the first half of 2026.”

Recent Business Highlights

On October 28, 2025, Vivani closed its previously announced best efforts registered direct offering of 6,000,000 shares of its common stock at an offering price of $1.62 per share, which was the closing market price on Friday, October 26, 2025, along with the closing of a concurrent private placement of 3,703,703 shares of its common stock at the same offering price of $1.62 per share purchased by an entity affiliated with Gregg Williams, the Chairman of the Company’s board of directors. Gross proceeds from the two transactions were approximately $15.7 million, before deducting fees and offering expenses.

On October 3, 2025, Vivani announced that it will temporarily withdraw the previously announced record date for the planned spin-off of Cortigent, Inc. (“Cortigent”), its wholly owned subsidiary developing brain implant devices with cutting-edge neuromodulation technology, due to circumstances surrounding the current shutdown of the U.S. federal government. Vivani expects to establish a new record date shortly after the U.S. Securities and Exchange Commission (“SEC”) resumes normal operations. This followed Vivani’s earlier announcement on September 17, 2025, indicating that its board of directors had set the record date for the approved spin-off of Cortigent.

On September 4, 2025, Vivani announced plans to initiate a Phase 1 clinical study in the NPM-139 semaglutide implant program in the first half of 2026, pending regulatory clearance. The Company is also preparing to initiate a Phase 2 clinical study of NPM-139 pending enabling results from the Phase 1 study and regulatory feedback. The NPM-139 clinical program will evaluate the Company’s investigational semaglutide implant for chronic weight management in patients who are either obese or overweight with a related comorbidity.

On August 11, 2025, Vivani entered into a share purchase agreement to issue and sell an aggregate of 7,936,507 shares of common stock, priced at $1.26 per share, the closing market price on August 11, 2025, in a private placement with two investors including an entity beneficially owned by Gregg Williams. This private sale transaction is expected to result in gross proceeds of approximately $10.0 million and supports the prioritization and accelerated development of NPM-139 into clinical-stage development with initiation anticipated in 2026.

On August 5, 2025, Vivani announced the rapid advancement of NPM-139, a novel semaglutide implant, following data showing 20% weight loss sustained over more than 7 months, from an ongoing preclinical study of NPM-139 and promising results from the LIBERATE-1 Phase 1 clinical study of NPM-115. LIBERATE-1 represented the first-in-human test of the Company’s proprietary NanoPortal implant technology.

Upcoming Anticipated Milestones

Vivani anticipates initiating clinical development of a semaglutide implant, NPM-139, in obesity and chronic weight management in 2026.

Vivani anticipates completing the spin-off of Cortigent, a subsidiary of the Company that develops brain implant devices to help patients recover critical body functions, as an independent publicly traded company shortly after the SEC resumes operations.

Third Quarter 2025 Financial Results

Cash balance: As of September 30, 2025, Vivani had cash, cash equivalents and restricted cash totaling $4.0 million, compared to $19.7 million as of December 31, 2024. The decrease of $15.7 million is primarily attributed to a net loss of $20.0 million, partially offset by a $0.9 million net change to operating assets and liabilities, and non-cash items totaling $1.5 million for depreciation and amortization of property and equipment, stock-based compensation and lease expenses. Including three equity purchase agreements entered into in March 2025, May 2025 and August 2025, an additional $18.6 million of committed capital will be contributed through July 2026.

Research and development expense: Research and development expense during the three months ended September 30, 2025 was $4.5 million, compared to $4.2 million during the three months ended September 30, 2024. The increase of $0.3 million was primarily attributable to increased research and development expenses.

General and administrative expense: General and administrative expense during the three months ended September 30, 2025 was $2.2 million, compared to $2.1 million during the three months ended September 30, 2024. The increase of $0.1 million was primarily attributable to increased professional services.

Other income, net: Other income, net during the three months ended September 30, 2025 was $0.2 million, compared to $0.3 million during the three months ended September 30, 2024. The decrease of $0.1 million was due to lower interest income.

Net Loss: The net loss during the three months ended September 30, 2025 was $6.5 million, compared to $6.0 million during the three months ended September 30, 2024. The increase in net loss of $0.5 million was primarily attributable to an increase in operating expenses of $0.4 million.

About Vivani Medical, Inc.

Leveraging its proprietary NanoPortal™ platform, Vivani develops biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence and improving patient tolerance to their medication. Vivani is developing a portfolio of GLP-1 based implants for metabolic diseases including obesity and type-2 diabetes. The Company is also considering another semaglutide implant for the treatment of type 2 diabetes. These NanoPortal implants are designed to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the numerous challenges associated with the daily or weekly administration of orals and injectables, including tolerability issues and loss of efficacy. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills.

About Cortigent, Inc.

Vivani’s wholly owned subsidiary, Cortigent, is developing precision neurostimulation systems intended to help patients recover critical body functions. Investigational devices include Orion®, designed to provide artificial vision to people who are profoundly blind, and a new system intended to accelerate the recovery of arm and hand function in patients who are partially paralyzed due to stroke. Cortigent has developed, manufactured, and marketed an implantable visual prosthetic device, Argus II®, that delivered meaningful visual perception to blind individuals. Vivani continues to assess strategic options for advancing Cortigent’s pioneering technology.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that are used in this press release, including statements regarding Vivani’s business, products in development, including the therapeutic potential thereof, the planned development thereof, the completion of the LIBERATE-1 trial and reporting of trial results, Vivani’s emerging development plans for its product candidates, Vivani’s plans with respect to Cortigent and its technology, strategy, cash position and financial runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Vivani’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Vivani’s control. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including, without limitation, risks related to the development and commercialization of Vivani’s products; delays and changes in the development of Vivani’s products, including as a result of applicable laws, regulations and guidelines, potential delays in submitting and receiving regulatory clearance or approval to conduct Vivani’s development activities, including Vivani’s ability to commence clinical development of Vivani’s product candidates or successful completion of ongoing clinical trials for product candidates; risks related to the initiation, enrollment and conduct of Vivani’s planned clinical trials and the results therefrom; Vivani’s history of losses and Vivani’s ability to access additional capital or otherwise fund Vivani’s business; risks that the Cortigent spin-off will not be completed in a timely manner or at all; risks of failure to satisfy any conditions to the spin-off; risks of failure of the spin-off to qualify for non-recognition of gain or loss for U.S. federal income tax purposes; uncertainty of whether the anticipated benefits of the spin-off can be achieved; risks of unexpected costs or delays; and risks and uncertainties associated with the development and commercialization of products and product candidates that may impact or alter anticipated business plans, strategies and objectives. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, risks related to market conditions and the ability of Cortigent to complete its spin-off, Cortigent’s history of losses and its ability to access additional capital or otherwise fund its business and advance its product candidates and pre-clinical programs. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. There may be additional risks that the Company or Cortigent consider immaterial, or which are unknown. A further list and description of risks and uncertainties can be found in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2025, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement made by Vivani in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:
Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor Relations Contact:
Jami Taylor
Investor Relations Advisor
investors@vivani.com
(415) 506-8462

Media Contact:
Sean Leous
ICR Healthcare
Sean.Leous@ICRHealthcare.com
(646) 866-4012

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except per share data)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,628	$18,352
R&D tax credit incentive receivable	664	253
Prepaid expenses and other current assets	883	1,837
Total current assets	4,175	20,442
Property and equipment, net	2,726	1,693
Operating lease right-of-use assets, net	16,784	17,957
Restricted cash	1,338	1,338
Other assets	23	131
Total assets	$25,046	$41,561
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,434	$817
Accrued expenses	1,978	1,803
Litigation accrual	1,675	1,675
Accrued compensation expense	357	343
Current operating lease liabilities	1,386	1,348
Total current liabilities	6,830	5,986
Long-term operating lease liabilities	16,907	17,965
Total liabilities	23,737	23,951
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 10,000 shares authorized; none outstanding	-	-
Common stock, par value $0.0001 per share; 300,000 shares authorized; shares issued and outstanding: 61,511 and 59,235 at September 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	143,062	139,480
Accumulated other comprehensive income	141	48
Accumulated deficit	(141,900)	(121,924)
Total stockholders’ equity	1,309	17,610
Total liabilities and stockholders’ equity	$25,046	$41,561

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development, net of grants	$4,519	$4,203	$13,496	$11,442
General and administrative, net of grants	2,206	2,106	7,250	6,775
Total operating expenses	6,725	6,309	20,746	18,217
Loss from operations	(6,725)	(6,309)	(20,746)	(18,217)
Other income, net	195	268	770	781
Net loss	$(6,530)	$(6,041)	$(19,976)	$(17,436)
Net loss per common share - basic and diluted	$(0.11)	$(0.11)	$(0.34)	$(0.32)
Weighted average common shares outstanding - basic and diluted	59,711	55,247	59,399	54,161